Exhibit 99.1

January 19, 2006              Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JANUARY 19, 2006 - Matthews International Corporation (NASDAQ NNM: MATW) today announced higher earnings for the fiscal quarter ended December 31, 2005. Net income for the quarter was $12,907,000 versus $12,335,000 for the same quarter last year. Earnings per share for the first quarter of fiscal 2006 were $0.40 compared to $0.38 a year ago, an increase of 5.3 percent. Net income and earnings per share for the quarter ended December 31, 2004 have been restated to reflect a charge for stock option expense as a result of the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payments.” Prior to the restatement, net income and earnings per share were $12,725,000 and $0.39, respectively, for the quarter ended December 31, 2004.

Sales for the quarter ended December 31, 2005 were $170,109,000 compared to $148,706,000 in the same quarter a year ago, representing an increase of 14.4%. Operating profit for the three months ended December 31, 2005 was $22,418,000, compared to $19,490,000 for the same period last year, representing an increase of 15.0%. Operating profit for the prior year has been restated for the implementation of SFAS No. 123R.

In discussing the results for the quarter, David M. Kelly, Chairman and Chief Executive Officer, stated:

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“The results for the quarter were in line with our expectations. The acquisition of Milso Industries was a significant factor contributing to the growth in consolidated sales and operating profit over last year. In addition, operating profit increased in our Bronze, Marking Products and Cremation businesses on higher sales for the period. Operating income in our Graphics Imaging business also increased for the period reflecting the benefit of recent cost structure initiatives.“

Mr. Kelly also reported, “Excluding Milso, Casket segment operating income for the current quarter was lower than the same period a year ago as a result of operating costs for our new manufacturing facility in Mexico and a decline in sales volume for the quarter. However, we are now producing high quality metal caskets in our Mexican plant and its production rate continues to grow. Our Merchandising Solutions segment also reported a decline in profitability on lower sales, but these results were also within our expectations.”

Mr. Kelly concluded, “Overall, we were pleased with the growth in earnings for the quarter, particularly considering that the first quarter of last year included other income of approximately $1.9 million principally related to one-time currency exchange gains on intercompany debt. As our Mexican facility progresses and we work through the integration of Milso in our casket business and address the low profitability rate in our Merchandising Solutions business, we remain cautious about earnings projections for the balance of the current fiscal year. For these reasons, we currently expect earnings per share to be at the lower end of our previously announced range of $2.10 to $2.15 for fiscal 2006.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.05 per share on the Company’s common stock for the quarter ended December 31, 2005. The dividend is payable February 14, 2006 to stockholders of record January 31, 2006.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking products and merchandising solutions. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking and coding equipment and consumables and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

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MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited, in Thousands, except Share Data)
	Three Months Ended December 31
	2005	2004
Sales	$170,109	$148,706
Operating Profit	22,418	19,490
Income before taxes	20,684	19,896
Income Taxes	7,777	7,561
Net Income	$12,907	$12,335
Earnings per Share - Diluted	$0.40	$0.38
Weighted Average Shares - Diluted	32,299,656	32,544,176

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.